Restricted Stock Unit Agreement for U.S. Participants Pursuant to the
FedEx Corporation 2019 Omnibus Stock Incentive Plan, As Amended
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made this ____ day of [●] (the “Grant Date”), by and between [●] (the “Participant”) and FedEx Corporation, a Delaware corporation (the “Company”), pursuant to the Company’s 2019 Omnibus Stock Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into and forms a part of this Agreement. Capitalized terms used in this Agreement which are not defined in this Agreement have the meanings as used or defined in the Plan. For purposes of this Agreement, “Employer” means the entity (i.e., the Company or Affiliate) that employs the Participant on the applicable date.
WHEREAS, the Compensation and Human Resources Committee (the “Committee”) authorized and directed the Company to make an Award of Restricted Stock Units (“RSUs”) to the Participant under the Plan for the purposes expressed in the Plan;
NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties agree as follows:
1.Grant of RSUs. In accordance with the terms of the Plan and subject to the further terms, conditions, and restrictions contained in this Agreement, the Company hereby grants to the Participant [●] RSUs on the Grant Date. Each RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Agreement, one Share (or cash in lieu of any fractional Share). Until such delivery, the Participant has only the rights of a general unsecured creditor and no rights as a stockholder of the Company. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS, AND PROVISIONS OF THE PLAN AND THIS AGREEMENT.
2.Vesting and Settlement of RSUs.
(a)Vesting. Except as provided in Sections 4 and 5 below, the RSUs granted under this Agreement shall vest ratably in accordance with the schedule below, provided the Participant remains in continuous Service through each of the relevant vesting dates (each being a “Vesting Date”):

Date	Number of RSUs that Vest
<VEST DATE>	<QUANTITY VESTING>
<VEST DATE>	<QUANTITY VESTING>
<VEST DATE>	<QUANTITY VESTING>
<VEST DATE>	<QUANTITY VESTING>
(b)Settlement. Shares for RSUs that vest will be delivered to the Participant within 60 days after the applicable Vesting Date. No Shares shall be issued to the Participant prior to the applicable Vesting Date. In the event the calculation of the number of RSUs subject to this Agreement results in fractional Shares, the number of Shares shall be rounded down to the next whole Share and cash based on the Fair Market Value of a Share on the applicable Vesting Date in lieu of such fractional Share shall be withheld and applied to satisfy the Company’s or the Employer’s obligation to withhold Tax-Related Items (as defined in Section 6 of this Agreement), if any. If the withholding of Tax-Related Items is not required, cash in lieu of such fractional Share shall be paid to the Participant within 60 days after the applicable Vesting Date.
3.Dividend Equivalent Rights. RSUs shall accrue a dividend equivalent when a dividend is paid on the underlying Shares. This dividend equivalent shall be credited as additional RSUs as of the date each such dividend is paid, and such additional RSUs (“Dividend Equivalent RSUs”) shall be subject to the terms and conditions of this Agreement. The number of RSUs acquired through the reinvestment of dividend equivalents shall be calculated based on the Fair Market Value of a Share on the applicable dividend payment date. Dividend Equivalent RSUs shall vest and be paid at the same time and in the same manner, and subject to the same accelerated vesting and forfeiture provisions, as the RSUs with which they are associated as set forth in Section 2 above.
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4.Effect of Separation from Service.
(a)Death, Disability or Retirement. In the event of the Participant’s Separation from Service due to death, Disability or Retirement, the RSUs shall vest in full. Shares (or cash in lieu of any fractional Share) for which RSUs vest pursuant to this paragraph (a) will be delivered within 60 days after the date of the Participant’s Separation from Service.
(b)Other. In the event of the Participant’s Separation from Service for any reason other than those provided in paragraph (a) above, the Participant shall immediately cease vesting in the RSUs and such RSUs immediately shall be forfeited on the date of the Participant’s Separation from Service.
(c)For purposes of this Agreement:
(i)“Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(ii)“Retirement” means the attainment by the Participant of age 55 and the Participant’s Separation from Service.
(iii)“Separation from Service” means the Participant’s cessation of Service that constitutes a “separation from service” as defined in U.S. Treasury Regulation §1.409A-1(h).
5.Change of Control. Upon a Change of Control, the RSUs will be addressed in accordance with Section 19 of the Plan.
6.Taxes.
(a)Responsibility for Taxes. Regardless of any action the Company and/or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax- Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of Shares, the subsequent sale of Shares acquired and the receipt of any dividends or Dividend Equivalent RSUs; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable event or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
(b)Withholding of Tax-Related Items. In connection with the taxable or tax withholding event, as applicable, the Participant acknowledges and agrees that the Company and/or the Employer may satisfy withholding obligations for Tax-Related Items by one or a combination of the following methods:
(i)withholding a number of Shares otherwise issuable upon settlement of the RSUs and/or Dividend Equivalent RSUs having a Fair Market Value equal to an amount (rounded up to the nearest whole Share) sufficient to satisfy the applicable withholding obligations;
(ii)withholding from the Participant’s wages/salary or other cash compensation paid to the Participant by the Company and/or the Employer;
(iii)withholding from any cash otherwise payable in lieu of a fractional Share upon settlement of the RSUs or Dividend Equivalent RSUs;
(iv)withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs and/or Dividend Equivalent RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization);

(v)delivering other previously acquired Shares having a Fair Market Value sufficient to satisfy the applicable withholding obligations; and/or
(vi)such other method determined by the Company and permitted by applicable laws and the Plan.
Notwithstanding the foregoing, if the Participant is subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, any withholding obligations shall be satisfied by having the Company withhold a number of Shares otherwise issuable upon settlement of the RSUs and/or Dividend Equivalent RSUs.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the share equivalent. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or Employer. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of the RSUs and/or Dividend Equivalent RSUs, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the RSUs and/or Dividend Equivalent RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Participant will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision.
The Participant agrees to pay to the Company, or the Employer, any amount of Tax-Related Items that the Company, or the Employer, may be required to withhold or account for as a result of the Participant’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.
7.Non-Transferability. The restrictions set forth in Section 7.5(a) of the Plan shall apply, and outstanding RSUs (including any Dividend Equivalent RSUs), and all rights with respect to the Shares underlying such RSUs, may not be sold, pledged, assigned, exchanged, encumbered, hypothecated, gifted, transferred, or disposed of in any manner, and any assignment in violation of the provisions of this Section 7 shall be void.
8.Recoupment. This Award is subject to the terms and conditions of the FedEx Corporation Policy on Recoupment of Incentive Compensation, the FedEx Corporation Policy on Recoupment of Incentive Compensation for Fraud or Willful Misconduct, and any other similar Company policies, including any predecessor and successor policies, each as may be amended and restated from time to time (collectively, the “Policies,” and each individually, the “Policy”). Any Award (including Awards that have vested) shall be subject to any recoupment or clawback that is required under applicable laws, rules, regulations or stock exchange listing standards. No recovery of compensation as described in this Section 8 will be an event giving rise to the Participant’s right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company, an Affiliate and/or the Participant.
9.Miscellaneous.
(a)Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors, and assigns. The terms of this Agreement shall in all respects be subject to the terms of the Plan. Participant acknowledges receipt of a copy of the Plan, which is attached hereto, represents that he or she is familiar with the terms and provisions thereof and accepts the award of RSUs hereunder subject to all of the terms and conditions thereof and of this Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee upon any questions arising under the Plan or this Agreement.
(b)Governing Law and Venue. Except as to matters governed by United States federal law or the Delaware General Corporation Law, the Plan, this Agreement and all determinations made and actions taken under the Plan and this Agreement shall be governed by and construed in accordance with the laws of the U.S. State of Tennessee without giving effect to its conflicts of law principles. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Shelby County, Tennessee, USA, or the federal courts for the United States for the Western District of Tennessee, and no other courts, where this grant is made and/or to be performed.
(c)Additional Requirements. The Company reserves the right to impose other requirements on the RSUs and any Dividend Equivalent RSUs and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal and/or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(d)Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties with respect to the grant of RSUs and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant of RSUs and the administration of the Plan.
(e)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(f)Severability and Waiver. The invalidity or unenforceability of any provision of this Agreement or the Plan shall not affect the validity or enforceability of any other provision of this Agreement or the Plan. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participants.
(g)Code Section 409A. Payments made pursuant to this Agreement are intended to be exempt from or to otherwise comply with the provisions of Code Section 409A to the extent applicable. The Plan and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that any payments under this Agreement are subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company, at its sole discretion, and without the Participant’s consent, may amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.
To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Participant’s Separation from Service (including Retirement) shall instead be paid on the first business day after the date that is six (6) months following the Participant’s Separation from Service (or upon the Participant’s death, if earlier). For purposes of Code Section 409A, to the extent applicable, all payments provided hereunder shall be treated as a right to a series of separate payments and each separately identified amount to which the Participant is entitled under this Agreement shall be treated as a separate payment.
Although this Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the payments provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. None of the Company, its Affiliates, or their respective directors, officers, employees or advisers shall be liable to the Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of compensation paid under this Agreement, and the Company and its Affiliates shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A.
By accepting the grant of the RSUs, the Participant expressly acknowledges that he or she has read this Agreement, the Addendum to this Agreement (as applicable) and the Plan, and specifically accepts and agrees to the provisions therein.

Attest:	FedEx Corporation
By:
Assistant Secretary		President and Chief Executive Officer
Participant:

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